Proxy Voting Results

A special meeting of shareholders was held on December 16, 2015.
 The special meeting was held for the purpose of electing three
 (3) independent trustees to the Trust's Board of Trustees.

Shareholders of all series of the Trust voted together on the proposal, and elected the following three (3) trustees at the special meeting:

Barbara J. Lamb
J. Marshall Peck
Diane L. Wallace

The results of the proxy solicitation on the preceding matter were as follows. Each vote reported represents one share held on the record date for the meeting.

Independent Trustee
# of Votes
% of Votes
Barbara J. Lamb



For
686,322,408.009
98.815%
Withheld
8,233,602.392
1.185%



J. Marshall
Peck


For
686,137,511.088
98.788%
Withheld
8,418,499.313
1.212%



Diane L.
Wallace


For
686,168,281.135
98.793%
Withheld
8,387,729.266
1.207%

Subsequent to the election, all independent trustees of the Trust have been elected by the shareholders of the Henderson Global Funds.
 Each trustee may hold office during the lifetime of the Trust and until its termination unless such trustee dies, resigns or is removed as provided in the Declaration of Trust.